Exhibit 99.1

Health Net, Inc. 21650 Oxnard St. Woodland Hills, CA 91367 (818) 676-6000 www.healthnet.com

News Release

Investor Contact: Angie McCabe (818) 676-8692 angie.mccabe@healthnet.com	Media Contact: Brad Kieffer (818) 676-6833 brad.kieffer@healthnet.com

HEALTH NET REPORTS FOURTH QUARTER 2012 GAAP NET INCOME

OF $5.1 MILLION, OR $0.06 PER DILUTED SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS PRODUCE

COMBINED NET EARNINGS OF $0.36 PER DILUTED SHARE IN FOURTH QUARTER 2012

LOS ANGELES, January 30, 2013 – Health Net, Inc. (NYSE: HNT) today announced 2012 fourth quarter GAAP net income of $5.1 million, or $0.06 per diluted share, compared with GAAP net income of $60.2 million, or $0.71 per diluted share, for the fourth quarter of 2011.

The 2011 and 2012 financial results included in this release and the attached financial tables reflect the treatment of the company’s Medicare stand-alone Part D (Medicare PDP) business that was sold on April 1, 2012 as discontinued operations.

The fourth quarter 2012 GAAP results include $20.3 million in Corporate/Other pretax expenses, primarily driven by:

1.	approximately $5.0 million related to the early termination of a medical management contract and approximately $5.2 million for severance expenses; and

2.	approximately $7.1 million in litigation-related expenses.

The company also incurred a $13.8 million pretax loss in the company’s Divested Operations and Services segment, resulting primarily from a lease impairment related to the company’s divested Northeast business.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $29.8 million, or $0.36 per diluted share, in the fourth quarter of 2012 compared with $60.6 million, or $0.72 per diluted share, in the fourth quarter of 2011.

For the full year 2012, Health Net reported GAAP net income of approximately $121.2 million, or $1.46 per diluted share, compared with $72.1 million, or $0.80 per diluted share, for the full year 2011.

The company’s Western Region and Government Contracts segments produced combined net income of $85.1 million, or $1.02 per diluted share, for the full year 2012, and approximately $278.7 million, or $3.09 per diluted share, for the full year 2011.

“While the first half of 2012 presented us with challenges, our performance in the second half of 2012 demonstrated stability as we continued to prepare for 2013 and 2014,” said Jay Gellert, Health Net’s chief executive officer.

“We are reiterating our 2013 earnings per diluted share guidance of $2.00 to $2.10,” commented Gellert. “This guidance includes approximately $30 million of operating expenses in preparation for health care reform implementation but excludes any costs related to the company’s expected participation in the state of California’s duals demonstration.”

CONSOLIDATED RESULTS

Health Net’s total revenues increased 4.4 percent in the fourth quarter of 2012 to $2.8 billion from $2.7 billion in the fourth quarter of 2011.

Health plan services premium revenues increased by 5.3 percent in the fourth quarter of 2012 to $2.6 billion compared with approximately $2.5 billion in the fourth quarter of 2011.

Health plan services expenses increased by approximately 8.0 percent in the fourth quarter of 2012 to $2.3 billion compared with $2.1 billion in the fourth quarter of 2011.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at December 31, 2012 was approximately 2.6 million members, a decrease of approximately 1.1 percent from enrollment at December 31, 2011.

Total enrollment in the company’s California health plans decreased 1.3 percent from December 31, 2011 to December 31, 2012.

Western Region commercial enrollment at December 31, 2012 was 1.2 million members, a 9.7 percent decrease compared with enrollment at December 31, 2011.

“Membership in our commercial tailored network products continues to grow. We ended the year with approximately 432,000 members in our tailored network products, representing 35 percent of our Western Region commercial membership,” said Jim Woys, chief operating officer of Health Net. “We believe these cost-effective products will play a critical role as health care reform is implemented.”

Enrollment in the company’s Medicare Advantage plans in the Western Region at December 31, 2012 was 234,000 members, an increase of 14.1 percent compared with December 31, 2011.

Medicaid enrollment in California at December 31, 2012 was approximately 1.1 million members, an increase of 75,000 members, or 7.4 percent, from December 31, 2011. This increase was due to both enrollment gains in Medicaid membership and approximately 34,000 new members from the seniors and persons with disabilities (SPD) population.

Revenues

Total revenues for the Western Region in the fourth quarter of 2012 were $2.6 billion compared with $2.5 billion in the fourth quarter of 2011.

Net investment income for the Western Region was approximately $19.1 million in the fourth quarter of 2012 compared with $10.0 million in the fourth quarter of 2011 and approximately $16.4 million in the third quarter of 2012.

Health Plan Services Expenses

Health plan services expenses in the Western Region were $2.3 billion in the fourth quarter of 2012 compared with approximately $2.2 billion in the fourth quarter of 2011.

Commercial Premium Yield and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 4.3 percent to approximately $376 in the fourth quarter of 2012 compared with $360 in the fourth quarter of 2011.

Commercial health care costs PMPM in the Western Region increased by 7.5 percent to approximately $328 in the fourth quarter of 2012 compared with approximately $306 in the fourth quarter of 2011.

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 88.1 percent in the fourth quarter of 2012 compared with 86.3 percent in the fourth quarter of 2011. The full year 2012 Western Region health plan services MCR was 89.1 percent compared with 86.5 percent for the full year 2011.

The Western Region commercial MCR was 87.4 percent in the fourth quarter of 2012 compared with 84.8 percent in the fourth quarter of 2011 and 86.7 percent in the third quarter of 2012. The full year 2012 Western Region commercial MCR was 88.6 percent compared with 85.3 percent for the full year 2011.

“The commercial MCR increased 70 basis points sequentially in the fourth quarter of 2012, primarily due to two factors. First, utilization increased among members in large group accounts that terminated on December 31, 2012. This was expected as part of the repositioning of the commercial book,” said Woys. “Also, risk-sharing adjustments with certain providers impacted the commercial MCR. These risk-sharing factors are a result of better than expected performance in our tailored network products throughout 2012.”

The Medicare Advantage (MA) MCR in the Western Region was 88.6 percent in the fourth quarter of 2012 compared with 90.5 percent in the fourth quarter of 2011. The full year 2012 MA MCR in the Western Region was 89.6 percent compared with 90.3 percent for the full year 2011.

G&A Expense

G&A expense in the Western Region was $235.2 million in the fourth quarter of 2012 compared with $222.1 million in the fourth quarter of 2011. The G&A expense ratio was 8.9 percent in the fourth quarter of 2012 compared with 8.9 percent in the fourth quarter of 2011 and 8.5 percent in the third quarter of 2012.

“The sequential increase in G&A expenses was primarily due to increased marketing costs, consistent with our expectations,” commented Woys.

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues in the fourth quarter of 2012 were $159.6 million compared with $194.6 million in the fourth quarter of 2011.

Government Contracts expenses in the fourth quarter of 2012 were approximately $136.6 million compared with $155.6 million in the fourth quarter of 2011.

The decrease in revenues and expenses was primarily due to the new Military and Family Life Counseling contract that was effective in the fourth quarter of 2012.

BALANCE SHEET

Cash and investments as of December 31, 2012 were approximately $2.2 billion compared with approximately $1.8 billion as of December 31, 2011.

Reserves for claims and other settlements as of December 31, 2012 were $1.0 billion compared with $912.1 million as of December 31, 2011 and $1.0 billion as of September 30, 2012.

Days claims payable (DCP) for the fourth quarter of 2012 was 40.7 days compared with 39.0 days in the fourth quarter of 2011 and 41.6 days in the third quarter of 2012.

On an adjusted1 basis, DCP in the fourth quarter of 2012 was 58.2 days compared with 54.1 days in the fourth quarter of 2011 and 57.7 days in the third quarter of 2012.

The company’s debt-to-total capital ratio was 24.3 percent as of December 31, 2012 compared with 26.2 percent as of December 31, 2011 and 24.4 percent as of September 30, 2012.

CASH FLOW FROM OPERATIONS

Operating cash flow was approximately $33.4 million in the fourth quarter of 2012. For the full year 2012, operating cash flow was $32.5 million.

“Operating cash flow in the quarter was greater than net income plus depreciation and amortization,” said Joseph Capezza, Health Net’s chief financial officer. “Full year 2012 operating cash flow would have been greater than net income plus depreciation and amortization if we excluded the impact of the sale of our Medicare PDP business. The cash benefit of the transaction is reflected in Cash Flows from Investing Activities on the Statement of Cash Flows.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

“We expect full year 2013 operating cash flow to be at least equal to our expectations for net income plus depreciation and amortization,” said Capezza. “Cash at the parent at December 31, 2012 was approximately $106 million.”

DIVESTED OPERATIONS AND SERVICES SEGMENT

The company’s Divested Operations and Services segment includes items related to the run-out of the Northeast business and transition-related revenues and expenses related to the Medicare PDP business that was sold on April 1, 2012. Health Net continues to provide run-out support services for the Northeast business pursuant to claims servicing agreements in place with UnitedHealthcare and its affiliates.

SHARE REPURCHASE UPDATE

For the full year 2012, Health Net repurchased approximately 2.1 million shares of its common stock for approximately $50.0 million at an average price of $24.05 per share. At December 31, 2012, approximately $350 million of authorization under the company’s existing $400 million share repurchase program remained.

2013 GUIDANCE

The following table has specific 2013 guidance metrics. This guidance includes the impact of approximately $30 million of operating expenses related to the implementation of health care reform, but excludes any impact from the company’s expected participation in the state of California’s duals demonstration.

Metric	2013 Guidance
Year-end membership(a)(c)	Commercial: -8% to -9% Medicaid: +4% to +6% Medicare Advantage: +1% to +2% Total health plan membership: -1% to -2%
Consolidated revenues(b)	~$10.7 billion to $11.2 billion

Commercial premium yields PMPM(a)(c)	~ +3.6%

Commercial health care costs PMPM(a)(c)	~350 basis points < premium yields PMPM

Selling cost ratio(a)	~2.3% to 2.4%

G&A expense ratio(a)	~9.0% to 9.4%
Tax rate(b)	38.0% to 39.0%
Weighted-average fully diluted shares outstanding	~80 million
Earnings per share	$2.00 to $2.10

(a)	For the company’s Western Region Operations segment
(b)	For the combined Western Region Operations and Government Contracts segments
(c)	These estimates are in comparison to reported 2012 amounts.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s fourth quarter and year-end 2012 earnings results during a conference call on Wednesday, January 30, 2013, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(866) 393-1637 (Domestic toll-free)	(855) 859-2056 (Replay – Domestic toll-free)
(706) 643-5711 (International)	(404) 537-3406 (Replay – International)

The access code for the live conference call and replay is 89643769. A replay of the conference call will be available through February 4, 2013. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012, and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.4 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, Department of Defense, including TRICARE, and Veterans Affairs programs. Through its subsidiaries, Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit Health Net’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and regulation of health benefits and managed care operations, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts and other risks and uncertainties affecting Health Net’s Medicare or Medicaid businesses; Health Net’s ability to successfully participate in the dual-eligibles pilot programs; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; failure to effectively oversee our third-party vendors; noncompliance by Health Net or Health Net’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; liabilities incurred in connection with Health Net’s divested operations; impairment of Health Net’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the other risks discussed in Health Net’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, Health Net undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change, including as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Nine pages of tables follow.

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Health Net, Inc.

Enrollment Data—By State

(In thousands)

				Change from
				September 30, 2012		December 31, 2011
	December 31, 2012	September 30, 2012	December 31, 2011	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	696	714	826	(18)	(2.5)%	(130)	(15.7)%
Small Group and Individual	313	307	308	6	2.0%	5	1.6%

Commercial Risk	1,009	1,021	1,134	(12)	(1.2)%	(125)	(11.0)%
Medicare Advantage	145	143	125	2	1.4%	20	16.0%
Medi-Cal	1,084	1,069	1,009	15	1.4%	75	7.4%

Total California	2,238	2,233	2,268	5	0.2%	(30)	(1.3)%

Arizona
Large Group	82	84	77	(2)	(2.4)%	5	6.5%
Small Group and Individual	59	59	63	0	0.0%	(4)	(6.3)%

Commercial Risk	141	143	140	(2)	(1.4)%	1	0.7%
Medicare Advantage	43	43	41	0	0.0%	2	4.9%

Total Arizona	184	186	181	(2)	(1.1)%	3	1.7%

Oregon
Large Group	26	30	50	(4)	(13.3)%	(24)	(48.0)%
Small Group and Individual	57	58	42	(1)	(1.7)%	15	35.7%

Commercial Risk	83	88	92	(5)	(5.7)%	(9)	(9.8)%
Medicare Advantage	46	45	39	1	2.2%	7	17.9%

Total Oregon	129	133	131	(4)	(3.0)%	(2)	(1.5)%

Total Health Plan Enrollment
Large Group	804	828	953	(24)	(2.9)%	(149)	(15.6)%
Small Group and Individual	429	424	413	5	1.2%	16	3.9%

Commercial Risk	1,233	1,252	1,366	(19)	(1.5)%	(133)	(9.7)%
Medicare Advantage	234	231	205	3	1.3%	29	14.1%
Medi-Cal/Medicaid	1,084	1,069	1,009	15	1.4%	75	7.4%

Western Region Operations	2,551	2,552	2,580	(1)	0.0%	(29)	(1.1)%

Medicare PDP (stand-alone)	0	0	382	0	0.0%	(382)	(100.0)%

Total	2,551	2,552	2,962	(1)	0.0%	(411)	(13.9)%

TRICARE—North Contract Eligibles	2,883	2,884	3,004	(1)	0.0%	(121)	(4.0)%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

				Change from
				September 30, 2012		December 31, 2011
	December 31, 2012	September 30, 2012	December 31, 2011	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	696	714	826	(18)	(2.5)%	(130)	(15.7)%
Arizona	82	84	77	(2)	(2.4)%	5	6.5%
Oregon	26	30	50	(4)	(13.3)%	(24)	(48.0)%

	804	828	953	(24)	(2.9)%	(149)	(15.6)%

Small Group and Individual
California	313	307	308	6	2.0%	5	1.6%
Arizona	59	59	63	0	0.0%	(4)	(6.3)%
Oregon	57	58	42	(1)	(1.7)%	15	35.7%

	429	424	413	5	1.2%	16	3.9%

Commercial Risk
California	1,009	1,021	1,134	(12)	(1.2)%	(125)	(11.0)%
Arizona	141	143	140	(2)	(1.4)%	1	0.7%
Oregon	83	88	92	(5)	(5.7)%	(9)	(9.8)%

	1,233	1,252	1,366	(19)	(1.5)%	(133)	(9.7)%

Medicare Advantage
California	145	143	125	2	1.4%	20	16.0%
Arizona	43	43	41	0	0.0%	2	4.9%
Oregon	46	45	39	1	2.2%	7	17.9%

	234	231	205	3	1.3%	29	14.1%
Medi-Cal/Medicaid
California	1,084	1,069	1,009	15	1.4%	75	7.4%

Total Health Plan Enrollment
Large Group	804	828	953	(24)	(2.9)%	(149)	(15.6)%
Small Group and Individual	429	424	413	5	1.2%	16	3.9%

Commercial Risk	1,233	1,252	1,366	(19)	(1.5)%	(133)	(9.7)%
Medicare Advantage	234	231	205	3	1.3%	29	14.1%
Medi-Cal/Medicaid	1,084	1,069	1,009	15	1.4%	75	7.4%

Western Region Operations	2,551	2,552	2,580	(1)	0.0%	(29)	(1.1)%

Medicare PDP (stand-alone)	0	0	382	0	0.0%	(382)	(100.0)%

Total	2,551	2,552	2,962	(1)	0.0%	(411)	(13.9)%

TRICARE—North Contract Eligibles	2,883	2,884	3,004	(1)	0.0%	(121)	(4.0)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended December 31, 2012	Quarter Ended September 30, 2012	Quarter Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2011
REVENUES:
Health plan services premiums	$2,631,645	$2,578,689	$2,498,736	10,450,210	$9,878,687
Government contracts	159,604	169,811	194,632	687,025	1,416,619
Net investment income	19,078	16,355	10,047	82,434	74,161
Administrative services fees and other income	1,668	1,854	4,549	17,968	11,523
Divested operations and services revenue	14,803	12,863	—	40,471	34,446

Total revenues	2,826,798	2,779,572	2,707,964	11,278,108	11,415,436

EXPENSES:
Health plan services	2,322,282	2,281,388	2,149,873	9,305,784	8,539,754
Government contracts	135,649	151,815	157,020	603,180	1,237,884
General and administrative	251,483	222,425	230,375	939,940	1,052,458
Selling	64,921	61,053	61,615	245,925	237,562
Depreciation and amortization	8,424	7,907	7,086	31,146	31,152
Interest	8,325	8,021	8,499	33,220	32,131
Divested operations and services expense	28,644	17,587	29,988	88,617	163,546
Adjustment to loss on sale of Northeast subsidiaries	—	—	7	—	(40,815)

Total expenses	2,819,728	2,750,196	2,644,463	11,247,812	11,253,672

Income from continuing operations before income taxes	7,070	29,376	63,501	30,296	161,764
Income tax (benefit) provision	(228)	8,898	20,440	5,484	100,708

Income from continuing operations	7,298	20,478	43,061	24,812	61,056

Discontinued operation:
Income (loss) from discontinued operation, net of tax	—	—	17,142	(18,452)	11,064
(Loss) gain on sale of discontinued operation, net of tax	(2,156)	(2,450)	—	114,834	—

(Loss) gain on discontinued operation, net of tax	(2,156)	(2,450)	17,142	96,382	11,064

Net income	$5,142	$18,028	$60,203	$121,194	$72,120

Net income per share-basic:
Income from continuing operations	$0.09	$0.25	$0.52	$0.30	$0.69
(Loss) gain on discontinued operation, net of tax	(0.03)	(0.03)	0.21	1.18	0.12

Net income per share-basic	$0.06	$0.22	$0.73	$1.48	$0.81

Net income per share-diluted:
Income from continuing operations	$0.09	$0.25	$0.51	$0.30	$0.68
(Loss) gain on discontinued operation, net of tax	(0.03)	(0.03)	0.20	1.16	0.12

Net income per share-diluted	$0.06	$0.22	$0.71	$1.46	$0.80

Weighted average shares outstanding:
Basic	81,282	81,607	82,721	82,158	88,524
Diluted	82,111	82,039	84,247	83,112	89,970

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31, 2012	September 30, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$340,110	$312,579	$230,253
Investments—available for sale	1,812,512	1,671,678	1,557,997
Premiums receivable, net	364,386	310,804	251,911
Amounts receivable under government contracts	224,895	206,560	234,740
Other receivables	113,875	244,924	225,004
Deferred taxes	48,380	40,647	46,659
Other assets	128,195	151,042	117,876

Total current assets	3,032,353	2,938,234	2,664,440
Property and equipment, net	183,793	174,932	145,302
Goodwill	565,886	565,886	605,886
Other intangible assets, net	17,271	18,128	20,699
Deferred taxes	16,435	5,737	49,685
Investments—available for sale—noncurrent	—	—	2,147
Other noncurrent assets	101,743	107,386	119,510

Total Assets	$3,917,481	$3,810,303	$3,607,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,027,444	$1,032,248	$912,126
Health care and other costs payable under government contracts	75,649	58,410	88,440
Unearned premiums	151,052	128,194	176,733
Accounts payable and other liabilities	373,428	325,636	240,281

Total current liabilities	1,627,573	1,544,488	1,417,580
Senior notes payable	399,095	399,044	398,890
Borrowings under revolving credit facility	100,000	100,000	112,500
Other noncurrent liabilities	236,949	220,489	235,553

Total Liabilities	2,363,617	2,264,021	2,164,523

Stockholders’ Equity
Common stock	149	149	147
Additional paid-in capital	1,329,000	1,323,150	1,278,037
Treasury common stock, at cost	(2,092,625)	(2,092,459)	(2,023,129)
Retained earnings	2,292,653	2,287,511	2,171,459
Accumulated other comprehensive income	24,687	27,931	16,632

Total Stockholders’ Equity	1,553,864	1,546,282	1,443,146

Total Liabilities and Stockholders’ Equity	$3,917,481	$3,810,303	$3,607,669

Debt-to-Total Capital Ratio	24.3%	24.4%	26.2%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,142	$18,028	$60,203	$121,194	$72,120
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	8,424	7,907	7,086	31,146	31,152
Share-based compensation expense	5,480	5,346	6,257	28,893	27,602
Deferred income taxes	(18,402)	15,430	22,171	6,481	7,771
Excess tax benefits from share-based compensation	(30)	—	(70)	(6,089)	(1,349)
Gain on sale of discontinued operation	2,156	2,450	—	(114,834)	—
Adjustment to loss on sale of business	—	—	7	—	(40,815)
Net realized gain on sale on investments	(7,019)	(4,272)	(709)	(36,680)	(33,029)
Other changes	8,326	(215)	10,863	15,158	22,542
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(30,724)	(200,559)	(240,347)	(204,111)	65,221
Other current assets, receivables and noncurrent assets	52,622	(25,847)	16,437	(25,581)	(54,031)
Amounts receivable/payable under government contracts	(8,786)	23,972	6,301	(5,568)	32,754
Reserves for claims and other settlements	(4,804)	21,755	39,089	153,777	(29,898)
Accounts payable and other liabilities	20,989	11,238	(47,105)	68,754	3,340

Net cash provided by (used in) operating activities	33,374	(124,767)	(119,817)	32,540	103,380

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	217,167	117,584	128,299	1,350,003	1,760,336
Maturities of investments	37,579	28,715	40,941	135,394	189,137
Purchases of investments	(395,355)	(272,614)	(71,782)	(1,678,582)	(1,814,431)
Proceeds from sale of property and equipment	24	—	—	24	—
Purchases of property and equipment	(18,071)	(17,370)	(32,124)	(73,101)	(64,260)
Net cash received for sale of businesses	—	—	—	248,238	—
Purchase price adjustment on sale of Northeast health plans	—	—	80,000	—	162,101
Sales and purchases of restricted investments and other	(558)	(871)	(1,009)	5,466	(10,656)

Net cash (used in) provided by investing activities	(159,214)	(144,556)	144,325	(12,558)	222,227

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	352	—	1,047	16,941	13,356
Repurchases of common stock	(166)	(40,536)	(76,410)	(69,496)	(389,850)
Excess tax benefits from share-based compensation	30	—	70	6,089	1,349
Borrowings under financing arrangements	—	10,000	281,000	110,000	978,500
Repayment of borrowings under financing arrangements	—	—	(319,712)	(122,500)	(872,212)
Net (decrease) increase in checks outstanding, net of deposits	23,808	34	(5,901)	23,842	(46,718)
Customer funds administered	129,347	(20,740)	(50,685)	124,999	(129,917)

Net cash provided by (used in) financing activities	153,371	(51,242)	(170,591)	89,875	(445,492)

Net increase (decrease) in cash and cash equivalents	27,531	(320,565)	(146,083)	109,857	(119,885)
Cash and cash equivalents, beginning of period	312,579	633,144	376,336	230,253	350,138

Cash and cash equivalents, end of period	$340,110	$312,579	$230,253	$340,110	$230,253

Health Net, Inc.

SEGMENT INFORMATION (page 1)

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended December 31, 2012					Quarter Ended September 30, 2012					Quarter Ended December 31, 2011
	Western Region Opera- tions[1]	Gover- nment Cont- racts[2]	Divested Opera- tions and Services[3]	Corpo- rate/ Other [5,7]	Consoli- dated	Western Region Opera- tions[1]	Govern- ment Cont- racts[2]	Divested Opera- tions and Services[3]	Corpo- rate/ Other [5]	Consoli- dated	Western Region Opera- tions[1]	Gover- nment Cont- racts[6]	Divested Opera- tions and Services[3]	Corpo- rate/ Other[4,5]	Consoli- dated
Health plan services premiums	$2,631,645				$2,631,645	$2,578,689				$2,578,689	$2,498,736				$2,498,736
Government contracts		$159,604			159,604		$169,811			169,811		194,632			194,632
Net investment income	19,078				19,078	16,355				16,355	10,047				10,047
Administrative services fees and other income	1,668				1,668	1,843		11		1,854	4,549				4,549
Divested operations and services revenue			$14,803		14,803			$12,863		12,863			0		—

Total revenues	2,652,391	159,604	14,803	—	2,826,798	2,596,887	169,811	12,874	—	2,779,572	2,513,332	194,632	—	—	2,707,964

Health plan services	2,317,262			5,020	2,322,282	2,281,354		34		2,281,388	2,156,223		(25)	(6,325)	2,149,873
Government contracts		136,584		(935)	135,649		148,705		3,110	151,815		155,580		1,440	157,020
G&A excluding insurance, taxes and fees	220,116		(304)	16,236	236,048	201,845		(332)	4,115	205,628	201,918		(450)	8,231	209,699
Insurance, taxes and fees	15,133		302		15,435	16,555		242		16,797	20,219		457	—	20,676

G&A including insurance, taxes and fees	235,249		(2)	16,236	251,483	218,400		(90)	4,115	222,425	222,137		7	8,231	230,375
Selling	64,921				64,921	61,053				61,053	61,609		6		61,615
Depreciation and amortization	8,424				8,424	7,907				7,907	7,086				7,086
Interest	8,325				8,325	8,021				8,021	8,499				8,499
Divested operations and services expense			28,644		28,644			17,587		17,587			29,988		29,988
Adjustment to loss on sale of Northeast health plans					—					—			7		7

Total expenses	2,634,181	136,584	28,642	20,321	2,819,728	2,576,735	148,705	17,531	7,225	2,750,196	2,455,554	155,580	29,983	3,346	2,644,463

Income (loss) from operations before income taxes	18,210	23,020	(13,839)	(20,321)	7,070	20,152	21,106	(4,657)	(7,225)	29,376	57,778	39,052	(29,983)	(3,346)	63,501
Income tax (benefit) provision	2,142	9,246	(5,615)	(6,001)	(228)	1,640	8,372	(1,946)	832	8,898	20,417	15,853	(13,125)	(2,705)	20,440

Income (loss) from continuing operations	$16,068	$13,774	$(8,224)	$(14,320)	$7,298	$18,512	$12,734	$(2,711)	$(8,057)	$20,478	$37,361	$23,199	$(16,858)	$(641)	$43,061

Basic earnings (loss) per share from continuing operations	$0.20	$0.17	$(0.10)	$(0.18)	$0.09	$0.23	$0.16	$(0.03)	$(0.10)	$0.25	$0.45	$0.28	$(0.20)	$(0.01)	$0.52
Diluted earnings (loss) per share from continuing operations	$0.19	$0.17	$(0.10)	$(0.18)	$0.09	$0.23	$0.15	$(0.03)	$(0.10)	$0.25	$0.44	$0.28	$(0.20)	$(0.01)	$0.51

Basic weighted average shares outstanding	81,282	81,282	81,282	81,282	81,282	81,607	81,607	81,607	81,607	81,607	82,721	82,721	82,721	82,721	82,721
Diluted weighted average shares outstanding	82,111	82,111	81,282	81,282	82,111	82,039	82,039	81,607	81,607	82,039	84,247	84,247	82,721	82,721	84,247

Pretax margin	0.69%					0.78%					2.3%
Commercial premium yield	4.3%					4.7%					4.7%
Commercial premium PMPM	$375.65					$376.89					$360.12
Commercial health care cost trend	7.5%					7.1%					3.9%
Commercial health care cost PMPM	$328.44					$326.60					$305.52
Commercial MCR	87.4%					86.7%					84.8%
Medicare Advantage MCR	88.6%					90.1%					90.5%
Medicaid MCR	88.9%					91.6%					85.5%
Health plan services MCR	88.1%					88.5%					86.3%
G&A expense ratio	8.9%					8.5%					8.9%
Selling costs ratio	2.5%					2.4%					2.5%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Includes items related to the run-out of the Northeast business sold in 2009 and/or transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012, including lease impairment in the fourth quarter 2012 related to the company’s divested Northeast business.

4	Includes legal expenses and litigation reserve true-ups related to previous accruals for lawsuits.

5	Includes costs related to the company’s G&A cost reduction efforts and/or operations strategy.

6	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts. Also includes amounts related to the operations of government-sponsored managed care plans through our prior TRICARE contract and amounts related to the completion of the prior TRICARE contract.

7	Includes expenses related to the termination of a medical management contract, litigation-related expenses and severance.

Health Net, Inc.

SEGMENT INFORMATION (page 2)

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Year Ended December 31, 2012					Year Ended December 31, 2011
	Western Region Operations[1]	Government Contracts[2]	Divested Operations and Services[3]	Corporate/ Other [4,5,6]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Divested Operations and Services[3]	Corporate/ Other[4,5]	Consolidated
Health plan services premiums	$10,450,210		$—		$10,450,210	$9,876,343		$2,344		$9,878,687
Government contracts		687,025			687,025		1,416,619			1,416,619
Net investment income	82,434				82,434	74,092		69		74,161
Administrative services fees and other income	17,957		11		17,968	11,523				11,523
Divested operations and services revenue			40,471		40,471			34,446		34,446

Total revenues	10,550,601	687,025	40,482	—	11,278,108	9,961,958	1,416,619	36,859	—	11,415,436
Health plan services	9,306,393		174	(783)	9,305,784	8,545,623		930	(6,799)	8,539,754
Government contracts		597,317		5,863	603,180		1,231,388		6,496	1,237,884
G&A excluding insurance, taxes and fees	828,648		(1,445)	36,892	864,095	768,314		559	199,732	968,605
Insurance, taxes and fees	74,494		1,351		75,845	82,698		1,155		83,853

G&A including insurance, taxes and fees	903,142		(94)	36,892	939,940	851,012		1,714	199,732	1,052,458
Selling	245,925				245,925	237,360		202		237,562
Depreciation and amortization	31,145		1		31,146	31,140		12		31,152
Interest	33,220				33,220	31,946		185		32,131
Divested operations and services expense			88,617		88,617			163,546		163,546
Adjustment to loss on sale of Northeast health plans					—			(40,815)		(40,815)

Total expenses	10,519,825	597,317	88,698	41,972	11,247,812	9,697,081	1,231,388	125,774	199,429	11,253,672

Income (loss) from operations before income taxes	30,776	89,708	(48,216)	(41,972)	30,296	264,877	185,231	(88,915)	(199,429)	161,764
Income tax provision (benefit)	(355)	35,699	(18,944)	(10,916)	5,484	96,324	75,092	(40,769)	(29,939)	100,708

Income (loss) from continuing operations	$31,131	$54,009	$(29,272)	$(31,056)	$24,812	$168,553	$110,139	$(48,146)	$(169,490)	$61,056

Basic earnings (loss) per share from continuing operations	$0.38	$0.66	$(0.36)	$(0.38)	$0.30	$1.90	$1.24	$(0.54)	$(1.91)	$0.69
Diluted earnings (loss) per share from continuing operations	$0.37	$0.65	$(0.36)	$(0.38)	$0.30	$1.87	$1.22	$(0.54)	$(1.91)	$0.68

Basic weighted average shares outstanding	82,158	82,158	82,158	82,158	82,158	88,524	88,524	88,524	88,524	88,524
Diluted weighted average shares outstanding	83,112	83,112	82,158	82,158	83,112	89,970	89,970	88,524	88,524	89,970

Pretax margin	0.3%					2.7%
Commercial premium yield	4.7%					5.1%
Commercial premium PMPM	$374.99					$358.04
Commercial health care cost trend	8.8%					4.0%
Commercial health care cost PMPM	$332.09					$305.27
Commercial MCR	88.6%					85.3%
Medicare Advantage MCR	89.6%					90.3%
Medicaid MCR	89.7%					85.5%
Health plan services MCR	89.1%					86.5%
G&A expense ratio	8.6%					8.6%
Selling costs ratio	2.4%					2.4%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts. Also includes amounts related to the operations of government-sponsored managed care plans through our prior TRICARE contract and amounts related to the completion of the prior TRICARE contract.

3	Includes items related to the run-out of the Northeast business sold in 2009 and/or transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012, including lease impairment in the fourth quarter 2012 related to the company’s divested Northeast business.

4	Includes legal expenses and litigation reserve true-ups related to previous accruals for lawsuits.

5	Includes costs related to the company’s G&A cost reduction efforts and/or operations strategy.

6	Includes expenses related to the termination of a medical management contract, litigation-related expenses and severance.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs. For the fourth quarter and full year 2011, adjusted DCP also subtracts reserve for claims and other settlements related to discontinued operations from the claims reserve.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. In addition, solely with respect to the fourth quarter and full year 2011, adjusted DCP excludes from claims reserve the reserves relating to discontinued operations. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Reconciliation of Days Claims Payable:		Q4 2012	Q3 2012	Q4 2011	FY 2012	FY 2011
(1)	Reserve for Claims and Other Settlements—GAAP	$1,027.4	$1,032.2	$912.1	$1,027.4	$912.1
	Less: Reserve for Claims and Other Settlements related to discontinued operations	—	—	(31.7)	—	(31.7)

	Reserve for Claims and Other Settlements excluding discontinued operations	$1,027.4	$1,032.2	$880.4	$1,027.4	$880.4
	Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(100.4)	(126.3)	(59.0)	(100.4)	(59.0)

(2)	Reserve for Claims and Other Settlements—Adjusted	$927.0	$905.9	$821.4	$927.0	$821.4

(3)	Health Plan Services Cost—GAAP	$2,322.3	$2,281.4	$2,149.9	$9,305.8	$8,539.8
	Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(856.3)	(835.9)	(753.9)	(3,381.6)	(3,041.7)

(4)	Health Plan Services Cost—Adjusted	$1,466.0	$1,445.5	$1,396.0	$5,924.2	$5,498.1

(5)	Number of Days in Period	92	92	92	366	365

= (1) / (3) * (5) Days Claims Payable on GAAP Basis—(using end of period reserve amount)		40.7	41.6	39.0	40.4	39.0

= (2) / (4) * (5) Days Claims Payable—Adjusted Basis (using end of period reserve amount)		58.2	57.7	54.1	57.3	54.5

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	FY 2012	FY 2011	FY 2010
Reserve for claims (a), beginning of period	$720.8	$727.5	$692.2

Incurred claims related to:
Current Year	4,947.5	4,733.0	4,644.2
Prior Years (c)	32.0	(96.5)	(70.0)

Total Incurred (b)	4,979.5	4,636.5	4,574.2

Paid claims related to:
Current Year	4,156.6	4,024.4	3,929.3
Prior Years	740.9	618.8	609.6

Total Paid (b)	4,897.5	4,643.2	4,538.9

Reserve for claims (a), end of period	802.8	720.8	727.5
Add:
Claims Payable (d)	91.6	111.0	123.6
Other (e)	133.0	80.3	90.9

Reserves for claims and other settlements, end of period	$1,027.4	$912.1	$942.0

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each period-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.